Exhibit 99.1

Colonial Properties Trust Shareholders Approve Merger with Mid-America Apartment Communities, Inc.

Company Release – 09/27/2013

BIRMINGHAM, Ala.—(BUSINESS WIRE)— Colonial Properties Trust (NYSE: CLP) today announced that at the special meeting of Colonial shareholders held today, shareholders voted overwhelmingly to approve the proposed merger with Mid-America Apartment Communities, Inc. (NYSE: MAA), pursuant to the definitive merger agreement dated June 3, 2013. Approximately 96.5% of the votes cast at the special meeting of shareholders voted in favor of the approval and adoption of the merger agreement, which represented approximately 77.3% of Colonial’s total outstanding common shares as of the August 22, 2013 record date for the special meeting.

Subject to the satisfaction or waiver of the remaining conditions to closing, the merger is expected to close on Tuesday, October 1, 2013. Assuming completion of the merger, Colonial common shares are expected to be delisted after the close of trading on October 1, 2013. As a result of the merger, each Colonial common share will be converted into 0.360 of a newly issued share of MAA common stock. Shares of MAA common stock will continue to trade under the existing ticker symbol “MAA” on the New York Stock Exchange.

About Colonial Properties Trust

Colonial Properties Trust is a multifamily focused real estate investment trust (REIT) that is engaged in the ownership, development, acquisition and management of quality real estate properties in the Sunbelt region of the United States. As of June 30, 2013, the company owns interests in 115 apartment properties containing 34,577 apartment homes and 1.2 million square feet of commercial space. Headquartered in Birmingham, Alabama, Colonial Properties Trust is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 index. For more information, please visit the company’s website at www.colonialprop.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the merger. All statements that address events or developments that we expect or anticipate will occur in the future are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) the risk that a condition to closing of the merger may not be satisfied, (ii) the length of time necessary to consummate the merger, and (iii) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Colonial from time to time, including those discussed under the heading “Risk Factors” in our respective most recently filed reports on Forms 10-K and 10-Q.

Except as otherwise required by the federal securities laws, Colonial assumes no responsibility to update the information in this press release.

Colonial Properties Trust

Jerry A. Brewer, 1-800-645-3917

Executive Vice President, Finance

Source: Colonial Properties Trust